The Law Offices of David D. Jones, P.C.
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The Avalon Fund of Ann Arbor, Inc.                                March 27, 1998
1350 Highland Drive, Suite A
Ann Arbor, MI 48108


Dear Sirs:

As counsel to The Avalon Fund of Ann Arbor, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in Avalon Capital Appreciation Fund (the "Fund"). The Shares of the Fund are a series of the Company consisting of multiple classes of shares, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, dated March 17, 1998, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company.


Very Truly Yours,

/s/ David D. Jones

David D. Jones
Attorney & Counselor at Law